Exhibit 99.1
News Release

Company Contact:	Jeff Hall
Chief Financial Officer
(408) 875-6800
jeff.hall@kla-tencor.com

Kyra Whitten
Sr. Director, Corporate Communications
(408) 875-7819
kyra.whitten@kla-tencor.com
FOR IMMEDIATE RELEASE
KLA-TENCOR DELAYS FILING FORM 10-K AND RECEIVES NOTICE FROM NASDAQ
SAN JOSE, Calif., September 14, 2006 — KLA-Tencor Corporation (NASDAQ: KLAC) today announced that the Special Committee appointed by the Board of Directors of the Company is continuing its internal investigation relating to stock options granted to employees of the Company. As anticipated in the Company’s news release dated July 24, 2006, the Company will not file its Annual Report on Form 10-K until the internal investigation is complete. Thus, the Company did not file its Form 10-K on September 13, 2006 as required, and has filed Form 12b-25 (Notification of Late Filing) also as required.
As a result of the delayed filing of the Company’s Form 10-K, the Company today received a NASDAQ Staff Determination notice indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in NASDAQ Marketplace Rule 4310(c)(14) and that its common stock is subject to delisting from the NASDAQ Global Select Market. The notice, which the Company expected, was issued in accordance with standard NASDAQ procedures. The Company will appeal this determination and request a hearing before the NASDAQ Listing Qualifications Panel. The Company’s appeal and hearing request will automatically stay the delisting of the Company’s common stock. Pending the Panel’s decision, the Company’s shares will continue to be listed on the NASDAQ Global Select Market.
As previously announced, the Special Committee reached a preliminary conclusion that the actual measurement dates for financial accounting purposes of certain stock option grants issued in prior years likely differ from the recorded grant dates of such awards. Neither the Special Committee nor the Board of Directors of the Company has yet determined whether any resulting compensation or tax charges are material or whether the Company ultimately will restate previously issued financial statements. The Company is focused on resolving these issues as quickly as possible and plans to file its Form 10-K as soon as practicable following completion of the Special Committee’s investigation.
About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC. Additional information about the company is available on the Internet at
http://www.kla-tencor.com
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